Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of January 29 2009 (the “Effective Date”), by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“Resource America” or “RAI”), and ALAN FELDMAN (“Feldman”).

BACKGROUND

WHEREAS, since 2002 Feldman has been employed by RAI and/or Resource Real Estate, Inc. (“RRE”), a Delaware corporation. On approximately September 7, 2004, the RRE Annual Employee Bonus Plan and Long Term Incentive Compensation Plan (the “LTIP”) was established, which LTIP provided certain incentives with respect to Feldman’s employment with RAI and/or RRE. The LTIP has not been fully effectuated, and RAI and Feldman desire to set forth the terms of Feldman’s continued employment and to establish certain incentive compensation arrangements with respect thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Feldman hereby agree as follows:

1.Employment. During the term of this Agreement, Feldman shall be employed as Senior Vice-President of Resource America and Chief Executive Officer of RRE.

2.Duties. Feldman shall report to, and accept direction from, the Chief Executive Officer of Resource America and the Board of Directors of Resource America (the “Board”). Feldman shall serve RAI diligently, competently and to the best of his abilities. Feldman shall be required to devote substantially all of his professional time to the business of RAI. It is, however, recognized that Feldman in the past has participated, and it is agreed that Feldman may in the future participate in endeavors separate and apart from RAI so long as such endeavors do not unreasonably interfere with his service to RAI.

3.Term. The term of Feldman’s employment under this Agreement shall commence on October 1, 2008 and continue in full force and effect for a period of one year, unless sooner terminated in accordance with the provisions hereof (the “Term”). Notwithstanding the foregoing sentence of this Section, such Term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of one year; provided, however, that such automatic extensions shall cease upon either party’s written notice to the other party of his or its election to terminate Feldman’s employment under this Agreement at the end of the one year period then in effect.

4.Compensation.

(a)Base Compensation. During the period of employment, RAI shall pay to Feldman "Base Compensation" to be established by the Board, which as of the Effective Date, shall be in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000) per annum. Feldman’s Base Compensation will be payable in periodic installment payments in accordance with the general payroll practices by which RAI pays its executive officers but in no event less than monthly. It is understood that RAI, through the compensation committee of the Board, will review Feldman’s performance on an annual basis and may increase his Base Compensation based upon his performance. Upon an increase in the Base Compensation, the increased amount shall become the Base Compensation for purposes of this Agreement.

(b)Incentive Compensation. During the Term, Feldman may, in the discretion of the Board, receive from RAI annual and/or one-time incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Feldman’s performance.

(c)Stock Award. On or about the Effective Date, Feldman will be granted 200,000 shares of restricted shares of common stock of Resource America (pursuant to the Amended and Restated RAI 2005 Omnibus Equity Compensation Plan) and 75,000 shares of restricted shares of common stock of Resource Capital Corp. (“RCC”) (pursuant to the RCC 2007 Omnibus Equity Compensation Plan) (collectively, the “Grant”).

(1)The Grant will be divided into a “Time Vesting Grant” and a “Performance Grant”, with fifty percent (50%) applicable to the Performance Grant and the remaining fifty percent (50%) applicable to the Time Vesting Grant. All of the shares underlying the Time Vesting Grant and Performance Grant will be subject to dividend equivalent rights. The Time Vesting Grant shall vest, commencing as of the date hereof, in accordance with the general stock-based compensation policies of Resource America and RCC, which are four year and three year graded vesting, respectively. The Performance Grant will be earned, as more fully described below, upon the satisfaction of the “Performance Criteria” set forth below, which Performance Criteria shall be measured at the end of 36 month period beginning January 1, 2009 and ending December 31, 2011 (the “Measurement Period” and the last day of the Measurement Period being the “Measurement Date”). The Performance Grant is subject to “cliff vesting” so that its vesting shall be determined as of the Measurement Date.

(i)RRE Net Contribution. The Performance Grant will be earned based upon the following Performance Criteria:

(a)If RRE shall have met at least sixty percent (60%) of its budgeted contribution to Resource America’s net income ( representing the total contribution from all RRE business lines except its “Legacy” business and its management and ownership of shares RCC, and less imputed interest on capital contributed by RAI designated when contributed as interest bearing debt) for the Measurement Period in the total amount of Twenty Million dollars ($20,000,000) [the “Budgeted Net Contribution”], but less than eighty percent (80%) of Budgeted Net Contribution, then one-third (1/3) of the Performance Grant related to Budgeted Net Contribution shall vest.

(b)If at least eighty percent (80%), but less than one hundred percent (100%), of Budgeted Net Contribution has been met, then a total of two-thirds (2/3) of the Performance Grant related to Budgeted Net Contribution shall vest.

(c)If one hundred percent (100%) or greater of Budgeted Net Contribution has been met, then all of the Performance Grant related to Budgeted Net Contribution shall vest.

5.Benefits.

Feldman shall be entitled to receive the following benefits from RAI independent of any other benefits which Feldman may receive from RAI:

(a)Participation in Plans. Feldman shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, that are otherwise available to RAI employees but in no event less than those available to other RAI Senior Vice Presidents, in each case to the extent Feldman is eligible under the terms of such plans or programs.

(b)Disability. Feldman shall be eligible for any short and long term disability and any life insurance plans or programs that are otherwise available to other RAI employees but in no event less than those available to RAI Senior Vice Presidents, in each case to the extent Feldman is eligible under the terms of such plans or programs.

(c)Reimbursement of Expenses. RAI shall reimburse Feldman for all reasonable expenses incurred by Feldman in the performance of his duties, including without limitation expenses incurred during business-related travel. Feldman shall present to RAI, from time to time, an itemized account of such expenses in such form as may be reasonably required by RAI. Said reimbursement to Feldman by RAI shall be made by RAI in accordance with RAI’s policies and practices in effect from time to time.

6.Termination.

Anything herein contained to the contrary notwithstanding, Feldman’s employment hereunder shall terminate as follows:

(a)Death. Feldman’s employment with RAI shall terminate immediately upon the death of Feldman.

(b)Termination by RAI, for Cause. RAI may terminate Feldman’s employment with it for Cause. “Cause” for purposes of this Agreement shall mean: (i) Feldman has committed any demonstrable and material act of fraud; (ii) illegal or gross misconduct by Feldman that is willful and results in material and demonstrable damage to the business or reputation of RAI; (iii) Feldman is charged with a felony; (iv) the continued failure of Feldman substantially to perform Feldman’s duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Feldman a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which

RAI believes that Feldman has not substantially performed his duties to the extent that such failure is willful and results in material and demonstrable damage to the business or reputation of RAI; or (v) Feldman has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Feldman shall have 10 business days after written notice to cure such failure.

(c)Termination by RAI without Cause. RAI may terminate Feldman’s employment with it without Cause upon 30 days prior written notice to Feldman.

(d)Disability. RAI may terminate Feldman’s employment with it in the event Feldman becomes disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Feldman, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). A termination of Feldman’s employment by RAI for Disability shall be communicated to Feldman by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Feldman (the “Disability Effective Date”).

(e)Termination by Feldman for Good Reason. Feldman may terminate his employment with RAI for Good Reason (as defined below) upon 30 days’ prior written notice to RAI, which notice shall set forth the grounds for such termination and the specific provision(s) of this Agreement on which Feldman relies. The notice must be provided within two months after the event giving rise to the termination for Good Reason occurs. RAI shall have a period of 30 days during which it may cure any condition reasonably susceptible of cure. If RAI does not correct the grounds for termination during the 30 day period following the notice of termination, Feldman’s termination of employment for Good Reason shall become effective 30 days after the end of the cure period set forth in this subsection (e). “Good Reason” for purposes of this Agreement shall mean: (i) any action by RAI that results in a material diminution in Feldman’s position, authority, reporting responsibility, duties or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Feldman; (ii) any purported termination of Feldman’s employment by RAI for a reason or in a manner not expressly permitted by this Agreement; or (iii) any failure by RAI to comply with its material obligations to Feldman under this Agreement that is not remedied by RAI promptly after receipt of notice thereof from Feldman.

(f)Termination other than for Good Reason. Feldman may terminate his employment with RAI for any reason other than those set forth in Section 6(e) (other than on account of Feldman’s death or Disability) upon 60 days prior written notice to RAI.

(g)The “Date of Termination” for purposes of this Agreement shall mean the date of Feldman’s death, the Disability Effective Date, the date on which the termination of Feldman’s employment by RAI for Cause or without Cause or by Feldman for Good Reason is effective, or the date on which the applicable notice period expires in the event that Feldman gives RAI notice of a termination of employment without Good Reason, as the case may be. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Agreement, Feldman’s employment shall be considered as having been terminated as of the applicable Date of Termination only if, as of such date, both RAI and any entity required to be affiliated with RAI pursuant to Treasury Regulation Section 1.409A-1(h)(3) (applying the default rules contained therein) (collectively, the “Employer”) and Feldman reasonably anticipate that Feldman will perform no further services for the Employer after such Date of Termination or that the level of bona fide services that Feldman will perform after such Date of Termination (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of services performed by Feldman (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if Feldman has been performing services for the Employer for less than 36 months.

7.Effect of Termination.

(a)Death. If Feldman’s employment with RAI is terminated by reason of Feldman’s death during the Term, a death benefit shall be paid to Feldman’s designated beneficiaries (or, if there is no such beneficiary, to Feldman’s estate or legal representative), in an amount equal to the sum of the following amounts: (1) any portion of Feldman’s Base Compensation through the Date of Termination that has been earned by Feldman but not yet been paid; (2) any accrued but unpaid vacation pay Feldman was eligible for through the Date of Termination; (3) an amount equal to one year’s Base Compensation as of the Date of Termination; and (4) an amount equal to the annual incentive compensation that Feldman had received pursuant to Section 4(b) during the 12 months prior to the Date of Termination . In the event of termination under this subsection (a), all other benefits, payments or compensation to be provided to Feldman hereunder shall terminate and Feldman’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant documents; provided, however, that Feldman’s rights under any benefit plans shall continue following the Date of Termination in accordance with, and to the extent of, the provisions of such plans. The amount to be paid under this subsection (a) shall be paid as described in Section 7(f). In the event of Feldman’s death, Feldman’s designated beneficiary (or, if there is no such beneficiary, to Feldman’s estate or legal representative) shall (a) receive reimbursement of all reasonable business related expenses incurred by Feldman prior to his death in accordance with the terms and conditions otherwise applicable to reimbursement of expenses under Section 5(c) and (b) be entitled to continue to participate in any health insurance plan under and in accordance with COBRA or any other similar law.

(b)Disability. Upon the termination of Feldman’s employment with RAI pursuant to Section 6(d) hereof due to Feldman’s Disability, Feldman shall be entitled to receive compensation equal to his Base Compensation, and any incentive compensation (excluding stock option grants) pursuant to Section 4(b) that Feldman would otherwise have earned through the expiration of the Term, as provided under Section 3. The incentive compensation paid to Feldman pursuant to the immediately foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) Feldman received in the year immediately prior to the Date of Termination. The amount to be paid under this subsection (b) shall be paid as described in Section 7(f). In the event of Feldman’s termination of employment with RAI by reason of Disability, Feldman shall (a) receive reimbursement of all reasonable business related expenses incurred by Feldman prior to his Disability in accordance with the terms and conditions otherwise applicable to reimbursement of expenses under Section 5(c) and (b) be entitled to continue to participate in any health insurance plan under and in accordance with COBRA or any other similar law.

(c)By RAI for Cause; By Feldman other than for Good Reason. If Feldman’s employment with RAI is terminated by RAI for Cause during the Term, RAI shall pay Feldman his Base Compensation through the Date of Termination to the extent earned but not yet paid. If Feldman voluntarily terminates employment during the Term, other than for Good Reason, RAI shall pay Feldman his Base Compensation through the Date of Termination to the extent earned but not yet paid. In the event of termination under this subsection (c), all other benefits, payments or compensation to be provided to Feldman hereunder shall terminate and the rights of Feldman in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant documents; provided, however, that Feldman’s rights under any benefit plans shall continue following the Date of Termination in accordance with, and to the extent of, the provisions of such plans. The amount to be paid under the foregoing provisions of this subsection (c) shall be paid as described in Section 7(f). In the event of Feldman’s termination of employment with RAI by RAI for Cause or by Feldman other than for Good Reason, Feldman shall (a) receive reimbursement of all reasonable business related expenses incurred by Feldman prior to his termination in accordance with the terms and conditions otherwise applicable to reimbursement of expenses under Section 5(c) and (b) be entitled to continue to participate in any health insurance plan under and in accordance with COBRA or any other similar law.

(d)By RAI Other than for Cause, Death or Disability; by Feldman for Good Reason. If, during the Term, RAI terminates Feldman’s employment with it, other than for Cause, Death or Disability, or Feldman terminates employment for Good Reason, RAI shall pay Feldman his Base Compensation through the Date of Termination to the extent earned but not yet paid, and provide to Feldman the benefits described below (the “Severance Benefits”). In addition, Feldman shall receive reimbursement of all reasonable business related expenses incurred by Feldman prior to his termination in accordance with the terms and conditions otherwise applicable to reimbursement of expenses under Section 5(c). All Severance Benefits shall be paid as described in this subsection (d) or in Section 7(f), as applicable.

(1)Severance Payment. RAI shall pay to Feldman a severance amount equal to the sum of (i) one year’s Base Compensation as of the Date of Termination, plus (ii) the annual incentive compensation that Feldman had received pursuant to Section 4(b) during the 12 months prior to the Date of Termination.

(2)Benefits.

(A)During a period of one year following Feldman’s Date of Termination (the “Separation Period”), Feldman may elect continued health coverage under RAI’s health plan in which Feldman and his beneficiaries participated at the Date of Termination, as in effect from time to time, provided that Feldman shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium determined for purposes of continued coverage under section 4980B(f)(4) (“COBRA Premium”) of the Internal Revenue Code of 1986, as amended (the “Code”) in effect from time to time.

(B)RAI shall pay Feldman, on a monthly basis during the Separation Period, an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Separation Period, less the premium charge that is paid by RAI employees for such coverage, as in effect on Feldman’s Date of Termination. The cash payments under this subsection (B) shall be increased by a tax gross up payment equal to Feldman’s Federal, state, local and foreign taxes, including, but not limited, any income and FICA taxes imposed on the payment under this subsection (B). Such gross-up payment shall be made to Feldman in a single lump sum no later than the end of Feldman’s taxable year immediately following his taxable year in which such taxes are remitted to the appropriate taxing authority.

(C)RAI shall pay Feldman an amount equal to the cost that RAI would incur for life, disability and accident insurance coverage (as calculated below) for the Separation Period as if Feldman had continued in employment and participated in RAI’s plans, less the premium charge that is paid by active RAI employees for such coverage as in effect at Feldman’s Date of Termination. The monthly cost of disability, life and accident insurance coverage shall be calculated based on RAI’s monthly cost of such coverage on Feldman’s Date of Termination. The cash payments under this subsection (C) shall be increased by a tax gross up payment equal to Feldman’s Federal, state, local and foreign taxes, including, but not limited, any income and FICA taxes imposed on the payment under this subsection (C). Such gross-up payment shall be made to Feldman in a single lump sum no later than the end of Feldman’s taxable year immediately following his taxable year in which such taxes are remitted to the appropriate taxing authority.

e.    The payments and benefits provided pursuant to Section 7(d) are intended as liquidated damages for a termination of Feldman’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Feldman’s employment by Feldman for Good Reason, and shall be the sole and exclusive remedy therefor.

f.    Payment Provisions.

(1)    Except as otherwise provided in the foregoing provisions of Section 7, all amounts paid upon Feldman’s termination of employment as described in Section 7 shall be payable in equal regular payroll installments (at least monthly) over the applicable period described in the applicable subsections of this Agreement related to the specific types of payments or benefits to be made or provided. Notwithstanding the foregoing, all accrued but unpaid amounts shall be paid on the first payroll date of RAI immediately following the Date of Termination. Each installment shall be treated as a separate payment for purposes of Section 409A of the Code). Such installments shall commence within 30 days after the date of Feldman’s Date of Termination, subject to Feldman’s delivery to RAI of an effective release of all claims against RAI in the standard form provided by RAI for employee terminations (“Release”), substantially in the form attached hereto as Exhibit “B” and Feldman’s compliance with Section 13. Notwithstanding anything to the contrary in this Agreement, if RAI is paying Severance Benefits to Feldman pursuant to Section 7(d), then COBRA Premiums paid pursuant to Section 7(d)(2)(B) shall be paid by RAI to Feldman only for the period during which Feldman elects to participate in continued health coverage under RAI’s health plan. Notwithstanding anything in this Agreement to the contrary, no Release shall be required (a) with respect to death benefits under Section 7(a); ; (b) claims by Feldman for defense and indemnification under the By-Laws and/or Articles of Incorporation of RAI and/or applicable Delaware statutes; (c) claims for coverage under any otherwise applicable contract or policy of insurance including, but not limited to, directors and officers insurance, and (d) claims as a shareholder or stock option holder of RAI.

(2)    To the extent RAI terminates Feldman’s employment with it other than for Cause or in the event Feldman terminates his employment with RAI for other than Good Reason and RAI waives the notice provisions of this Agreement or releases Feldman from performing services to RAI during the otherwise applicable notice period, such that the Date of Termination precedes the last day of the applicable notice period, RAI may do so provided RAI continues to pay Feldman his Base Compensation as such Base Compensation would otherwise have been due and payable to Feldman during the applicable notice period and provide Feldman and his beneficiaries benefits as such benefits would otherwise have been available to Feldman and his beneficiaries during the applicable notice period.

(3)    Notwithstanding the foregoing, all payments that are subject to a six-month delay under Section 409A of the Code, shall be postponed as described in Section 13.

g.    Stock and Options - Vesting Upon Termination Of Employment.

If Feldman’s employment with RAI is terminated as a result of Feldman’s death, Feldman’s Disability, by RAI other than for Cause (including termination at the maturity of this Agreement upon RAI’s election to cease the automatic extension of the term of this Agreement pursuant to the last sentence of paragraph 3 hereof) or by Feldman for Good Reason, then any unvested restricted stock of RAI or its affiliates (including, but not limited to, RCC) outstanding on the Date of Termination (including, but not limited to, the Grant) shall be fully vested as of the Date of Termination and all unvested options of RAI or its affiliates (including, but not limited to, RCC) outstanding on the Date of Termination shall be fully vested and exercisable.

8.Confidential Information. All confidential information or trade secrets which Feldman obtains during his employment with RAI relating to the business of RAI shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI. The provisions of this Section shall survive the termination of Feldman’s employment with RAI, but shall not apply to any information which is or becomes publicly available other than by a breach of this Section by Feldman.

9.Garden Leave/NonCompetition:

(a)At any time after Feldman or RAI has given notice to the other to terminate Feldman’s employment, RAI may require that for a period not to exceed four (4) months, Feldman will continue to be employed by RAI but will not, except as reasonably required by RAI, enter or attend the premises of RAI (“Garden Leave”), and during such Garden Leave, Feldman will not, except as directed by RAI: (a) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (b) initiate any contact or communication with any client, customer or supplier (including broker/dealers) of RAI; or (c) initiate any contact or communication with any employee, officer, director or agent of RAI. Notwithstanding such restrictions, during any period of Garden Leave RAI may require Feldman to perform some but not all of Feldman’s normal duties and to keep RAI informed of Feldman’s whereabouts so that Feldman can be contacted to perform any such duties. During any period of Garden Leave, Feldman will remain an employee of RAI and the employment shall continue (notwithstanding that Feldman may have resigned or been removed from any offices of RAI and Feldman is not entitled to become employed or engaged by any other company, partnership, person or entity in any capacity (whether paid or unpaid)). Feldman will continue to be paid Feldman’s Base Compensation and be provided with employee benefits during any Garden Leave as an active employee during the Garden Leave (except that Feldman will not be entitled to receive any bonus or commission during any Garden Leave other than as required pursuant to any other provision of this Agreement).

(b)If Feldman’s employment with RAI is terminated by RAI for Cause or by Feldman other than for Good Reason, then Feldman further agrees that, for a period of twelve months beginning immediately following the earlier of (i) the commencement of Garden Leave, if any shall be required by RAI, or (ii) the effective date of termination of Feldman’s employment relationship with RAI: Feldman will not, either directly or indirectly, by or for Feldman himself, or as the agent or employee of another in any way: (w)  compete with RAI in the conduct of its retail capital origination or real estate businesses, including through employment or contractor relationship with a real estate fund or real estate management business, or with a strategic or financing partner of RRE ; or (x) recruit, solicit, or attempt to induce, any employee of RAI, whether such person is presently employed by such entity or may hereinafter be so employed, to terminate such person’s employment with or, or otherwise cease such person’s relationship with RAI, unless such entity first terminates the employment or relationship with such person or gives its written consent to such employment or offer of employment; or (y) solicit, divert, or take away, or attempt to divert or to take away the business or patronage of any borrowers, originators, customers, or business associates, or prospective borrowers, originators, customers, or business associates, of RAI which were engaged in a business relationship with RAI during the nine month period immediately prior to the termination of Feldman’s employment relationship with RAI; or (z) take actions in order to diminish or damage RAI’s relationships with any other persons or entities with which RAI does business of which Feldman is aware. “Prospective borrowers, originators, customers, or business associates” shall be defined as those persons or entities which have entered into specific negotiations (i.e., submission or entry into an application, ordering due diligence reports, entry into a letter of intent or execution of a non-disclosure agreement) with RAI during the six months immediately prior to Feldman’s termination of employment.

10.Remedies in Case of Breach of Certain Covenants or Termination. RAI and Feldman agree that the damages that may result to RAI from misappropriation of confidential information or post-employment restrictions contained in Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any actual breach by Feldman of the provisions of such Sections, in addition to giving rise to monetary damages, will entitle RAI to seek an injunction against Feldman enjoining him from further violations of those Sections.

11.Assignment.

(a)This Agreement is personal to Feldman and, without the prior written consent of RAI, shall not be assignable by Feldman. This Agreement shall inure to the benefit of and be enforceable by Feldman’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon RAI and its successors and permitted assigns. RAI may not assign this Agreement to any third party without the prior written consent of Feldman other than an assignment to a successor pursuant to Section 11(c).

(c)RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place.

12.Miscellaneous.

(a)Insurance and Indemnity. RAI shall indemnify Feldman to the fullest extent permitted by the certificate of incorporation and bylaws of RAI as in effect on the Effective Date (as may be reduced by applicable law) , and RAI agrees that Feldman shall at all times, both during his employment with RAI and after such employment ends, regardless of the reason for the termination of said employment, receive the benefit of indemnifications and directors’ and officers’ insurance as an officer of RAI and its affiliates, on terms no less favorable than those provided to other officers and directors of RAI and its affiliates as of the Effective Date and thereafter.

(b)RRE ESOP. It is acknowledged by the parties to this Agreement that they are working toward the implementation of an incentive ownership program (a.k.a. ESOP) with respect to RRE. It is acknowledged by the parties to this Agreement that the participants in the RRE ESOP shall receive, in the aggregate, no less than a fifteen percent (15%) equity interest in RRE above a mutually agreed upon initial equity value for RRE.

(c)Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(d)Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(e)Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(f)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws.

(g)Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and either hand-delivered or sent by nationally recognized overnight delivery service to, in the case of RAI, its principal executive offices to the attention of RAI’s general counsel, and in the case of Feldman, to his then most recent address known by RAI.

(h)Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

13.Section 409A, 280G.

(a)Payment Delay. Notwithstanding anything in this Agreement to the contrary, if, as of the date on which Feldman terminates employment within the meaning of Section 6(g), Feldman qualifies as a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), payment of the Severance Benefits, other than the COBRA Premium, payments of all other amounts under Section 7 that are payable in installments, and all reimbursements and tax gross-up payments payable hereunder upon a termination of employment shall delayed for six months and, as so accumulated, except with respect to gross-up payments, which shall be paid no later than the end of the applicable tax year, the postponed amount shall be paid to Feldman in a single lump sum (with interest, if applicable) on the first day of the seventh month following the Date of Termination. Notwithstanding the foregoing, if Feldman dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Feldman’s estate, in a single lump sum, within 60 days after the date of Feldman’s death, with the exact date of payment to be determined by RAI in its discretion. A “specified employee” shall mean an employee who, at any time during the 12 month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

(b)Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, in no event may Feldman, directly or indirectly, designate the calendar year of a payment.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By: /s/ Michael S. Yecies
Michael S. Yecies
SVP, CLO & Sec.

ALAN FELDMAN

/s/ Alan Feldman

EXHIBIT “A” (Schedule for Award)
[INSERT DATA]
EXHIBIT “B” (Form of Release

1.    In consideration for your general release of RAI as set forth in paragraph 2 hereof (the “General Release”) and the covenants and agreements expressed herein and in the attached Employment Agreement (the “Employment Agreement”), RAI, intending to be legally bound, shall pay you severance and the other severance payments and benefits, less taxes and other deductions required by law, as stated in the attached Employment Agreement.

2.    In consideration of the receipt of RAI’s payments and benefits set forth in the attached Employment Agreement, you, intending to be legally bound, agree to release and forever discharge RAI and its past, present and future officers, directors, attorneys, employees, executives, owners and agents, and their respective successors and assigns (collectively, the “Releasees”), jointly and severally, from any and all actions, complaints, charges, causes of action, lawsuits or claims of any kind (collectively, “Claims”), known or unknown, which you, your heirs, agents, successors or assigns ever had, now have or hereafter may have against the Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation, any claims relating to or arising out of your employment with and/or termination of employment by RAI; any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by federal, state or local law (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Pennsylvania Human Relations Act) any claims for retaliation and/or any whistleblower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

The General Release does not apply to any claims to enforce this Release Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Release Agreement. This General Release shall also not apply to any claim otherwise reserved as a non-waivable or non-releasable claim including, without limitation, those set forth in Section 7(f)(1) of the Employment Agreement.

3.    You acknowledge and agree that RAI’s payment under paragraph 1 above constitutes adequate consideration to support this Release Agreement.

4.    You agree and represent that: (a) you have read carefully the terms of this Release Agreement; (b) you have had an opportunity to and have been encouraged to review this Release Agreement with an attorney; (c) you understand the meaning and effect of the terms of this Release Agreement; (d) you were given as much time as you needed to determine whether you wished to enter into this Release Agreement; (e) the entry into and execution of this Release Agreement is your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed herein has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

5.    After delivering a signed copy of this Release Agreement to RAI attention of the undersigned, you may revoke such acceptance by delivering a letter of revocation to RAI, attention of the undersigned, within seven days thereafter (the “Revocation Period”). This Release Agreement shall become effective on the day following the expiration of the Revocation Period if you have not exercised the revocation right as indicated in the preceding sentence. If you exercise the revocation right, neither you nor RAI shall have any obligation hereunder.

If you agree with the terms set forth above, please sign this Release Agreement indicating that you understand, agree with and intend to be bound by such terms.

RESOURCE AMERICA, INC.
By:

Dated:

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

Date

Witness